CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement (Form S-8, registration number 333-160109) pertaining to the 2005 Stock Incentive Plan and 2014 Omnibus Incentive Plan of NxStage Medical, Inc. of our reports dated March 3, 2014, with respect to the consolidated financial statements of NxStage Medical, Inc. and the effectiveness of internal control over financial reporting of NxStage Medical, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
May 30, 2014